Exhibits 8.1 and 23.2

March 30, 2007

HMB Acceptance Corp.
2002 Summit Blvd., Suite 100
Atlanta, Georgia 30319

Re:	HMB Acceptance Corp.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel for HMB Acceptance Corp., a Delaware corporation (the “Company”), in connection with the offering of the HomeBanc Mortgage Trust 2007-1 Mortgage Pass-Through Certificates (the “Certificates”). A Registration Statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-129452) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on March 22, 2006. As set forth in the prospectus dated March 28, 2007, as supplemented by a prospectus supplement dated March 29, 2007 (the “Base Prospectus” and the “Prospectus Supplement,” respectively), the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of March 1, 2007 (the “Pooling and Servicing Agreement”), among the Company, as depositor, HomeBanc Mortgage Corporation, as seller (in such capacity, the “Seller”) and as servicer (in such capacity, the “Servicer”), U.S. Bank, National Association, as trustee (the “Trustee”), Wilmington Trust Company, as Delaware trustee (the “Delaware Trustee”) and Wells Fargo Bank, N.A., as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”).

We have examined forms of the Pooling and Servicing Agreement, the Certificates, the Base Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

HMB Acceptance Corp.
March 30, 2007

Based upon the foregoing, we are of the opinion that:

(i) Under existing law, assuming compliance with all provisions of the Pooling and Servicing Agreement, each segregated pool of assets for which the Pooling and Servicing Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates (other than the Class II-X and Class R Certificates and exclusive of any right to receive (or obligation to make) payments with respect to Group II Basis Risk Carryover Amounts) will evidence ownership of “regular interests” in a REMIC within the meaning of Section 860G(a)(1) of the Code; the rights of the Group II Offered Certificates to receive payments with respect to Basis Risk Carryover Amounts represent separate contractual rights in a notional principal contract for federal income tax purposes; and the Class R Certificate will be considered to represent the sole class of “residual interest” within the meaning of Section 860G(a)(2) of the Code in each REMIC formed pursuant to the Pooling and Servicing Agreement; and

(ii) The statements contained under the caption “Material Federal Income Tax Considerations” in the Base Prospectus and the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this opinion express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Considerations” in the Base Prospectus and the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/S/ McKee Nelson LLP

McKee Nelson LLP